Exhibit 99.1

Media Contact:

Quiana Pinckney

HD Supply Public Relations

Telephone: 770-852-9057

E-mail: quiana.pinckney@hdsupply.com

HD Supply, Inc. Announces First Quarter Results

ATLANTA, GA – June 10, 2010 – HD Supply today reported net sales for the first quarter of fiscal 2010 of $1.8 billion, a decline of 5.7 percent compared to the first quarter of fiscal 2009. The operating loss in the first quarter of fiscal 2010 was $21 million compared with an operating loss of $25 million in the first quarter of 2009. Liquidity at the end of the first quarter of fiscal 2010 was $1.2 billion, an increase of approximately $275 million versus the end of fiscal 2009.

Consolidated net loss for the first quarter of fiscal 2010 was $202 million, compared to net income of $10 million for the same period in fiscal 2009. Net loss in the first quarter of fiscal 2010 included an $84 million non-cash charge to increase the valuation allowance against the Company’s deferred tax assets. Net income in the first quarter of fiscal 2009 included a non-operating pre-tax gain of $200 million ($123 million after-tax) resulting from the extinguishment of senior subordinated debt and a $2 million non-cash charge to increase the valuation allowance against the Company’s deferred tax assets. Excluding the 2010 and 2009 charges for valuation allowances and the 2009 gain from the debt extinguishment, net loss of $118 million in the first quarter of fiscal 2010 compares with a net loss of $111 million in the first quarter of fiscal 2009.

In March 2010, HD Supply entered into amendments to its $1.3 billion Cash Flow Credit Agreement and its $2.1 billion ABL Credit Agreement, which extended approximately $874 million of the term loan principal and $1.75 billion under the ABL Credit Agreement to April 1, 2014.

“I am exceptionally proud of the HD Supply teams’ execution and although our industry remains challenged, we are beginning to see signs of recovery. Our growing liquidity and the extension of the majority of our debt maturities to 2014 enables continued investment in our business to accelerate future profitable growth,” stated Joe DeAngelo, chief executive officer, HD Supply. “Our teams are intensely focused on earning new business and providing outstanding service to our customers.”

About HD Supply

HD Supply (www.hdsupply.com) is a leading wholesale distribution company, providing a broad range of products and services to professional customers in the infrastructure & energy, maintenance, repair & improvement and specialty construction markets. With a diverse portfolio of market-leading businesses, HD Supply is one of the largest diversified wholesale distributors in North America, with approximately 770 locations.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our annual report on Form 10-K for the year ended January 31, 2010, filed April 13, 2010. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Non-GAAP Financial Measures

To provide clarity, internally and externally, about HD Supply’s operating performance for the recently completed fiscal quarter, HD Supply supplemented its reporting of net loss with non-GAAP measurements to reflect the impact of the 2010 charge for the valuation allowance and the 2009 gain from the debt extinguishment. HD Supply believes that these non-GAAP measurements better enable management and investors to understand and analyze HD Supply’s performance by providing them with meaningful information relevant to events of unusual nature or frequency. However, this supplemental information should not be considered in isolation or as a substitute for the GAAP measurements. A reconciliation of the non-GAAP measurements to the corresponding GAAP measurements can be found in the attached schedule.

Non-GAAP Measures – Reconciliation (amounts in millions) (unaudited)

	Three Months Ended May 2, 2010
	Reported (GAAP)	Adjustment (1)	As Adjusted (Non-GAAP)
Operating Income (Loss)	$ (21)	$ –	$ (21)

Interest expense	156	–	156
Other (income) expense, net	4	–	4

Income (Loss) Before Provision (Benefit) for Income Taxes	(181)	–	(181)
Provision (benefit) for income taxes	21	(84)	(63)

Net Income (Loss)	$ (202)	$ 84	$ (118)

	Three Months Ended May 3, 2009
	Reported (GAAP)	Adjustment (2)	As Adjusted (Non-GAAP)

Operating Income (Loss)	$ (25)	$ –	(25)

Interest expense	152	–	152
Other (income) expense, net	(198)	200	2

Income (Loss) Before Provision (Benefit) for Income Taxes	21	(200)	(179)
Provision (benefit) for income taxes	11	(79)	(68)

Net Income (Loss)	$ 10	$ (121)	$ (111)

(1)	Management regularly assesses the realization of the Company’s net deferred tax assets and the need for any valuation allowance. During the first quarter of fiscal 2010, the Company recorded an $84 million increase in the valuation allowance against deferred tax assets.
(2)	During the first quarter of fiscal 2009, the Company repurchased $252 million principal amount, plus accrued interest of $15 million, of the 13.5% Senior Subordinated Notes due 2015 for $62 million. As a result, the Company recognized a pre-tax gain of $200 million, $123 million net of tax, for the extinguishment of this portion of the 13.5% Senior Subordinated Notes, net of the write-off of unamortized deferred debt issuance costs. During the first quarter of fiscal 2009, the Company recorded a $2 million charge to increase the valuation allowance against deferred tax assets.